Exhibit 99.3

OncoGenex Technologies Inc.

(the “Corporation”)

GOVERNANCE AND

NOMINATION COMMITTEE CHARTER

1.                                      General

The Board of Directors of the Corporation (the “Board”) has established a Governance and Nomination Committee (the “Committee”) for the purpose of providing the Board with recommendations relating to corporate governance in general, including, without limitation: (a) all matters relating to the stewardship role of the Board in respect of the management of the Corporation, (b) Board size and composition, including the candidate selection process and the orientation of new members, (c) Board compensation, and (d) such procedures as may be necessary to allow the Board to function independently of management. The Committee will also oversee compliance with policies associated with an efficient system of corporate governance.

2.                                      Members

The Board will in each year appoint a minimum of three (3) directors as members of the Committee. All members of the Committee shall be independent within the meaning of all applicable U.S. and Canadian securities laws and the rules of the Toronto Stock Exchange and the Nasdaq Global Market (the “Applicable Regulations”); provided, however, that one or more members of the Committee may be non-independent if permitted by all Applicable Regulations.

The Chief Executive Officer (“CEO”) of the Corporation and, to the extent the Chair of the Board is not otherwise a member of the Committee, the Chair, and all other directors who are not members of the Committee may attend all meetings of the Committee in an ex-officio capacity and will not vote. The CEO shall not attend in-camera sessions.

3.                                      Duties

The Committee will have the following duties:

A.           The Committee will review and make recommendations to the Board respecting:

•                  corporate governance in general and regarding the Board’s stewardship role in the management of the Corporation, including the role and responsibilities of directors and appropriate policies and procedures for directors to carry out their duties with due diligence and in compliance with all legal and regulatory requirements;

•                  (i) the size and composition of the Board (including with reference to applicable rules, regulations or guidelines promulgated by regulatory authorities related to corporate governance), (ii) whether any compensation committee interlocks exist, (iii) general responsibilities and functions of the Board and its members, and of the CEO, including position descriptions for the CEO and the Chair of the Board, (iv) the organization and responsibilities of Board committees, and (v) the procedures for effective Board meetings to ensure that the Board functions independently of management and without conflicts of interest;

•                  the long term plan for the composition of the Board that takes into consideration the current strengths, skills and experience on the Board and the strategic direction of the Corporation. This plan will include: (i) the desired qualifications, demographics, skills and experience for potential directors, (ii) the appropriate rotation of directors on Board committees, (iii) an interview process for potential candidates for Board membership, and (iv) a list of future candidates for Board membership;

•                  when required, a candidate for appointment to the office of Chair of the Board;

•                  when required, a candidate for appointment to the office of CEO;

•                  annually, in consultation with the Chair of the Board and the CEO, the Board nominees for election as members of the Board;

•                  as required, candidates to fill any Board and Committee vacancies;

•                  whether the Committee and the Board will consider candidates for the Board recommended by shareholders, and if so, any policies and procedures with respect thereto;

•                  at appropriate intervals: (i) compensation and benefit levels for the directors of the Corporation and its subsidiaries, and (ii) compensation and benefit levels for the Chair of the Board;

•                  together with the Chairs of other Board Committees, the scope, duties and responsibilities of those Committees and where advisable, any amendments thereto, as well as the establishment or disbanding of Board Committees and changes to their composition, including the Chairs thereof;

•                  periodically, directors and officers third party liability insurance coverage; and

•                  the framework for delegating authority from the Board to management.

B.             The Committee will review, approve and report to the Board on:

•                  the orientation process for new directors and plans for the ongoing development of existing Board members;

•                  the establishment of appropriate processes for the regular evaluation of the effectiveness of the Board, its committees and its members.

•                  in conjunction with the Chair of the Board, the performance of individual directors, the Board as a whole, and committees of the Board;

•                  the performance evaluation of the Chair of the Board and the Chair of each Board Committee;

•                  regularly, the performance evaluation of the CEO, including performance against corporate objectives. The Committee will also report to the Compensation Committee in this regard, to assist that committee in its recommendation to the Board respecting the CEO’s compensation;

•                  CEO succession planning;

•                  together with the Chair of the Board (where appropriate), concerns of individual directors about matters that are not readily or easily discussed at full Board meetings, to ensure the Board can operate independently of management; and

•                  the corporate governance disclosure sections in the Corporation’s U.S. and Canadian securities law and stock exchange filings, and any other corporate governance matters as required by public disclosure requirements.

C.             The Committee will oversee compliance with the Corporation’s Timely Disclosure, Confidentiality and Insider Trading Policies , authorize any waiver granted in connection with these policies, and confirm with management the appropriate disclosure of any such waiver.

D.            The Committee will oversee compliance with the Corporation’s Code of Business Conduct and Ethics (the “Code”), monitor compliance with the Code, authorize any waiver granted in connection with the Code (provided, however, that any waiver granted with respect to a director or officer must be granted by the Board, and the Committee may delegate the approval of waivers with respect to non-officer employees to the Chair of the Committee or a designated compliance officer), and oversee the appropriate disclosure of any such waivers.

E.              The Committee will oversee compliance with any rules, regulations or guidelines promulgated by regulatory authorities relating to corporate governance.

4.                                      Chair

The Board will in each year appoint the Chair of the Committee from among the members of the Committee. In the Chair’s absence, or if the position is vacant, the Committee may select another member as Chair. The Chair will have the right to exercise all powers of the Committee between meetings but will attempt to involve all other members as appropriate prior to the exercise of any powers and will, in any event, advise all other members of any decisions made or powers exercised.

5.                                      Meetings

The Committee will meet at the request of its Chair, but in any event it will meet regularly to consider matters referred to it by the Board. Notices calling meetings will be sent to all Committee members, to the CEO of the Corporation, to the Chair of the Board and to all other directors.

6.                                      Quorum

A majority of members of the Committee, present in person, by teleconferencing, or by videoconferencing, will constitute a quorum.

7.                                      Removal and Vacancy

A member may resign from the Committee, and may also be removed and replaced at any time by the Board, and will automatically cease to be a member as soon as the member ceases to be a director. The Board will fill vacancies in the Committee by appointment from among the directors of the Board in accordance with Section 2 of this Charter. Subject to quorum requirements, if a vacancy exists on the Committee, the remaining members will exercise all its powers.

8.                                      Experts and Advisors

The Committee may retain or appoint, at the Corporation’s expense, and with the approval of the Chair, an outside advisor or expert as it deems necessary to carry out its duties. The Committee will receive and consider all such requests for the retention of outside advisors and experts from an individual director, the Board, and all of its committees (except for the Audit Committee, which will notify the Committee of its actions in this regard).

9.                                      Secretary and Minutes

The Chair of the Committee will appoint a member of the Committee or other person to act as Secretary of the Committee for the purposes of a meeting of the Committee. The minutes of the Committee will be in writing and duly entered into the books of the Corporation, and will be circulated to all members of the Board.